UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant   ☐                             Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional materials

☐	Soliciting Material Pursuant to § 240.14a-12

Ritchie Bros. Auctioneers Incorporated

(Name of Registrant as Specified in Its Charter)

Luxor Capital Group, LP

LCG Holdings, LLC

Lugard Road Capital GP, LLC

Luxor Capital Partners Offshore Master Fund, LP

Luxor Capital Partners Long Offshore Master Fund, LP

Lugard Road Capital Master Fund, LP

Luxor Capital Partners, LP

Luxor Management, LLC

Christian Leone

Jonathan Green

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of filing fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On February 13, 2023, Luxor Capital Group, LP (“Luxor”) and certain affiliates issued a press release announcing that it had filed a definitive proxy statement outlining its opposition to the proposed merger of Ritchie Bros. Auctioneers Inc. (“RBA”) and IAA, Inc. A copy of the press release is filed herewith. The press release links to a public letter from Luxor to RBA’s shareholders, which is also filed herewith.

Press Release dated February 13, 2023

Luxor Capital Group Files Definitive Proxy Materials to Oppose Value-Destroying Acquisition of IAA

Sends Letter to RBA Shareholders

Urges Shareholders to Vote on the GREEN Proxy Card AGAINST the IAA Merger

NEW YORK, February 13, 2023 -- Luxor Capital Group, LP (“Luxor”), as the manager of funds owning 4.7 million shares of Ritchie Bros. Auctioneers Incorporated (NYSE: RBA) (TSX: RBA) (“RBA” or the “Company”), representing approximately 4.2% of the Company’s outstanding shares, today announced they have filed their definitive proxy statement with the U.S. Securities and Exchange Commission and sent a letter to the Company's shareholders highlighting significant concerns with the proposed merger with IAA, Inc. (NYSE: IAA) (the “IAA Merger”). The definitive proxy statement is available here: https://www.sec.gov/Archives/edgar/data/1046102/000110465923019026/tm233463-1_defc14a.htm or under Ritchie Bros. profile on SEDAR at www.sedar.com

Douglas Snyder, President of Luxor, commented:

“As the RBA management team continues its attempts to push through this self-serving, ill-advised merger with IAA despite the negative market and shareholder reaction, we cannot sit idly by watching shareholder value destroyed. This deal demonstrates the Company's reckless disregard for shareholders and causes us to further question whose interests are being protected.

Luxor has now been joined by many other top shareholders and sell-side analysts voicing their dismay with this merger, both publicly and in private conversations, noting its lack of merit and inherent value destroying components. This sustained cadence would serve as motivation to any rational board to reassess a proposed merger.

Hearing these many voices against this deal, we expect that our fellow shareholders will join us in defeating this poorly conceived transaction and returning Ritchie Bros. to its value creation path.”

***

The full text of the letter Luxor is sending to RBA shareholders can be viewed at the following link:
https://www.luxorcap.com/Lux02132023.pdf

Luxor’s definitive proxy materials can be viewed at the following link: https://www.sec.gov/Archives/edgar/data/1046102/000110465923019026/tm233463-1_defc14a.htm

We urge stockholders to read today’s letter and obtain important information about how to vote on the GREEN Proxy Card to vote AGAINST the IAA Merger.

***

RBA has announced a scheduled record date of January 25, 2023 as the record date for stockholders to be eligible to vote at the Special Meeting. We remind shareholders that, as currently scheduled, only shares of RBA common stock held as of such date may be voted at the Special Meeting. Shareholders should therefore, to the extent pledged or loaned, recall any shares they owned as of January 25, 2023.

Any shares not acquired or recalled as of the record date will be unable to be voted at the Special Meeting.

If you require assistance in voting your GREEN proxy or would like to receive updates, please call Okapi Partners toll-free at + 1 (877) 629-6356 or Shorecrest Group at + 1 (888) 637-5789.

After reading the information provided, if you agree that the IAA Merger is not in the best interest of RBA or its shareholders, we urge you to take the time to vote AGAINST using your GREEN proxy card. If you have already voted using the Company’s white proxy card, you have every right to change your vote by using the GREEN proxy card that is being mailed to shareholders of record. Only the latest-dated validly executed proxy that you submit will be counted. Please follow the instructions on the GREEN proxy card to vote using one of the available methods provided. To ensure your vote is counted, we recommend that you vote on the internet where possible, so your vote is received before March 9, 2023 at 5:00 p.m. (Pacific Time).

YOUR VOTE IS IMPORTANT IN DETERMINING THE FUTURE OF RITCHIE BROS.

About Luxor Capital Group, LP:

Luxor Capital Group, LP is a multi-billion-dollar investment manager, which was founded in 2002 and is based in New York. It makes investments through its fundamental, long-term oriented investment process. The firm has an extensive history of investing in global marketplaces businesses.

Luxor Capital Group, LP has filed a definitive proxy statement and accompanying GREEN proxy card with the Securities and Exchange Commission (“SEC”), together with the other Participants named in the proxy statement, to be used to solicit proxies in connection with a special meeting of the shareholders of Ritchie Bros. Auctioneers Incorporated, a company organized under the federal laws of Canada (the “Company”). All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants, as they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying GREEN proxy card will be furnished to some or all of the Company’s shareholders and will be, along with other relevant documents, available at no charge from the Participants’ proxy solicitors, Okapi Partners LLC by phone at (877) 629-6356 (Toll Free) or by email to info@okapipartners.com, or to Shorecrest Group by phone at (888) 637-5789 (Toll Free) or by email at contact@shorecrestgroup.com. Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement filed by the Participants with the SEC on February 10, 2023. This document is available free of charge on the SEC website.

Information in Support of Public Broadcast Solicitation

Luxor is relying on the exemption under section 9.2(4) of National Instrument 51-102 - Continuous Disclosure Obligations (“NI 51-102”) to make this public broadcast solicitation. The following information is provided in accordance with corporate and securities laws applicable to public broadcast solicitations and contains the information required by section 9.2(4)(c) of NI 51-102.

This solicitation is being made by Luxor, as well as LCG Holdings, LLC, Lugard Road Capital GP, LLC, Luxor Capital Partners Offshore Master Fund, LP, Luxor Capital Partners Long Offshore Master Fund, LP, Luxor Capital Partners, LP, Lugard Road Capital Master Fund, LP, Luxor Management, LLC, and Christian Leone, and Jonathan Green (collectively, the “Participants”), and not by or on behalf of the management of the Company. The address of RBA is 9500 Glenlyon Parkway Burnaby, British Columbia V5J 0C6.

Luxor may solicit proxies in reliance upon the “quiet solicitation” and public broadcast exemptions to the solicitation requirements under applicable Canadian laws, with the latter conveyed by way of public broadcast, including press release, speech or publication, and otherwise by any other manner permitted under applicable Canadian laws. Upon mailing of Luxor’s proxy statement to Company shareholders, proxies may be solicited by mail, facsimile, telephone, telegraph, internet, in person and by advertisements.

Luxor has engaged Okapi Partners and Shorecrest Group for solicitation and advisory services in connection with this solicitation, for which Okapi Partners and Shorecrest Group will receive a fee not to exceed $180,000 in the aggregate, together with reimbursement for each of their reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws. Okapi Partners and Shorecrest Group will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. Luxor has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the RBA common shares they hold of record. Luxor will reimburse these record holders for their reasonable out-of-pocket expenses in so doing.

The entire expense of soliciting proxies is being borne by Luxor. If successful, Luxor may seek reimbursement from the Company of all expenses it incurs in connection with this solicitation. Luxor does not intend to submit the question of such reimbursement to a vote of security holders of the Company.

Shareholders of the Company may revoke their proxies at any time before their shares are voted at the Special Meeting by (i) sending a written notice of revocation, (ii) properly submitting a new, later-dated proxy card (in which case only the later-dated proxy is counted and the earlier proxy is revoked), (iii) submitting a proxy via the internet, telephone or mail at a later date using the instructions on the enclosed GREEN proxy card (in which case only the later-dated proxy is counted and the earlier proxy is revoked), or (iv) attending the Special Meeting and voting virtually (although attendance at the Special Meeting will not in and of itself constitute a vote or revocation of a prior proxy). Beneficial owners of RBA common shares may change their voting instructions only by submitting new voting instructions to the brokers, banks or other nominees that hold their RBA common shares of record.

The delivery of a subsequently dated proxy, as set out above, which is properly completed will constitute a revocation of any earlier delivered proxy. The revocation may be delivered either to Luxor in care of Okapi Partners or Shorecrest Group at the addresses set forth on the back cover of Luxor’s proxy statement or to the Company at Ritchie Bros. Auctioneers Incorporated, 9500 Glenlyon Parkway, Burnaby, BC V5J 0C6 or any other address provided by the Company. Although a revocation is effective if delivered to the Company, Luxor requests that either the original or photostatic copies of all revocations be mailed to Luxor in care of Okapi Partners or Shorecrest Group at the addresses set forth on the back cover of Luxor’s proxy statement so that Luxor will be aware of all revocations and can more accurately determine if and when proxies have been received from the requisite RBA shareholders on the record date for the Special Meeting.

To the knowledge of Luxor, except as disclosed in the proxy statement, none of Luxor or the other Participants or any of their respective associates or affiliates has any material interest, direct or indirect, in any matter proposed to be acted on at the Special Meeting.

Contacts:

Investor Contacts

Douglas Friedman

Luxor Capital Group, LP

RBA@luxorcap.com

Mark Harnett & Bruce Goldfarb

Okapi Partners LLC

(212) 297-0720

Info@okapipartners.com

Media

Dan Gagnier & Riyaz Lalani

Gagnier Communications

(646) 342-8087

luxor@gagnierfc.com

Letter to RBA Shareholders dated February 13, 2023

LUXOR CAPITAL GROUP, LP 1114 AVENUE OF THE AMERICAS, 28THFL NEW YORK, NY 10036 TEL: 212 763 8000 IR@LUXORCAP.COM

Dear Fellow Shareholders,

Luxor Capital Group, LP (“Luxor”) is a multi-billion-dollar investment manager with a long and successful track record of investing in marketplace businesses globally over our 20 plus year history. We typically look to invest in companies where we see multi-year compounding opportunities. We are not typically involved as “activists”, but consider ourselves engaged shareholders. We own 4.7 million shares of Ritchie Bros. Auctioneers Incorporated (“RBA”, “Ritchie Brothers”, or the “Company”), representing a 4.2% ownership interest.

A common theme in our conversations with numerous RBA shareholders over the past three months is that, in the proposed merger of RBA and IAA Inc., (“IAA”) (the “IAA Merger”), it is difficult to identify such a similarly painfully clear example of such an unnecessary obliteration of near and long-term shareholder value. We, and many of those we have spoken to, own RBA because it is a deeply undervalued, dominant, capital light1 business compounding EBITDA and free cash flow at an extremely attractive rate of ~20%/year. Moreover, on a near-term basis, we are expecting tailwinds in revenue and EBITDA growth over the next several quarters with the supply chain crisis largely behind us, an adverse macro-economic environment that supports greater liquidity in used equipment, and the successful uptake of many high margin services.

In the IAA Merger, you are being asked to dilute your shares in this dominant business by 72% (!) to ‘merge in’ IAA’s mediocre, lower multiple business at the pinnacle of salvage car pricing. At the same time, you are being asked to burden your investment in RBA with expensive leverage, approve an uneconomic ‘sweetheart’ financing for a management relationship with a firm that has never previously owned shares in RBA and create enormous go-forward management distraction. There is no value to doing this. Instead, you would be cementing greater than US$11/share of RBA share value destruction (as measured by the stock price reaction on the day of the IAA Merger’s announcement).

RBA’s management and board of directors (“Board”) have repeatedly misled you about the merits and risks of IAA’s business and the ease of turning around IAA’s business. Numerous shareholders like us have advised the Board that they consider this deal ill-advised and management has forged ahead regardless. Several shareholders have publicly released their opposition and intention to vote against this acquisition, presumably because they have also been ignored by RBA and its Board. Very clearly, the Board has failed to adequately consider the interests of RBA shareholders in several key instances. They have glossed over the risk of converting what is currently a focused, dominant and growing business, into a ‘Frankenstein company’ with two “adjacent” businesses2. This ‘Frankenstein company’ will have slower EBITDA growth, a lower trading multiple and will be forced to have large capital outlays to attack a far larger and better capitalized IAA competitor who is dominant in the industry (in the naïve hope this competitor will respond with proportionally less force). This would be a terrible outcome for RBA shareholders. By voting NO to this merger, this horrific outcome is entirely avoidable.

1 Annual capex over the last five years has averaged US$34mm/year.

2 IAA was described three times by RBA CEO, Ann Fandozzi as an “adjacent” business, and eight times as a “complementary” business on RBA’s November 7, 2022 earnings call announcing the proposed transaction.

For RBA shareholders, the IAA Merger will reduce our ownership in a deeply undervalued and well-performing business from 100% to 59%, while adding entirely unnecessary business risk and financial leverage. Despite the commentary by RBA’s management team and Board, this merger makes no sense. Voting against the IAA Merger should quickly put RBA shares on a path to reverse the ~12% underperformance versus the NASDAQ that shareholders have experienced since the deal’s announcement on November 7, 2022, a period during which the current RBA business has materially outperformed expectations despite management spending a significant amount of its time defending this ill-conceived merger.

While it was bad enough that RBA’s management team and Board simply announced a merger with no industrial logic, they then compounded their destructive decision. After their shareholders spoke and indicated they disagreed with RBA management and the Board’s decision to buy IAA, as the company itself disclosed in its proxy circular, the management team and Board decided to take their shareholders hostage instead of listening to them. They followed a bad deal with an irrational financing. They chose to ‘negotiate’ a wildly uneconomic security with an activist hedge fund that had never previously owned a share of our company. The RBA Board accepted a cost of capital much higher than the market, in exchange for the fund’s endorsement of this deal, but this cannot hide the truth that this is a bad deal.

For the following reasons, it is incumbent on us, the owners of RBA, to hold this management and Board responsible. We must VOTE AGAINST THIS DEAL and put Ritchie Brothers back on the best path to create both near-term and long-term value for the Company’s shareholders. The only way for shareholders to avoid this travesty is to vote AGAINST by using the enclosed Green proxy or voting instruction form.

1.	The Market Dictates that RBA’s Share Price Will Go Up If the Deal is Voted Down. The Shares Will Decline If the Deal is Voted Through and Cement in Massive Value Destruction.

The market has already demonstrated the negative impact this deal will have on RBA’s share price. RBA announced the IAA Merger simultaneously with both its and IAA’s Q3 2022 earnings results on November 7, 2022. RBA’s earnings were exceptionally strong and significantly exceeded sell-side expectations across every metric, including a >20% beat on EBITDA expectations. Despite this strong set of results, coupled with robust Q4 guidance, and the broader market being up 1% on November 7, RBA’s shares declined 18% on the day of the deal announcement (or over 20% adjusted for the earnings beat and market performance) primarily due to RBA investors’ utter disgust with the deal.

As clearly delineated by sell-side analysts shortly following the IAA Merger announcement, this transaction was unwarranted, lacked strategic rationale, and was surprising and entirely disappointing to RBA shareholders that do not also own IAA.

“IAA is by far RBA’s largest acquisition, and much is needed to assuage fit concerns… we do not like the deal as it muddles the picture, even with a compressed forward multiple.”

- National Bank of Canada, November 7, 2022

“We’re left wondering just how complimentary the two business could be. With the stock ending down 18% on the day, the year to date gains that investors have enjoyed have been more than wiped out. Investors who acquired Ritchie as a countercyclical ‘safe haven’ were caught off guard by the transaction. Our new $55/sh target down $7/sh is based on a ~25x 2023E P/E multiple which is slightly below the long-term average of 27x for RBA and takes into account the valuation discount for IAA.”

- Raymond James, November 8, 2022

Since the deal was announced, RBA’s stock is up 2.6% despite its business performing above expectations, while the S&P 500 is up 8.1% and the NASDAQ is up 13.2%3. We believe this material underperformance is entirely self-inflicted and can be easily rectified with a simple VOTE AGAINST THIS DEAL.

3 Prices are from November 4, 2022 through February 10, 2023. Indices and stock prices indexed to 100 in chart.

2.	RBA’s Standalone Case is Worth Significantly More

Ritchie Brothers is the dominant marketplace for heavy used equipment globally, and it is in the very early days of unlocking its potential. Adding high gross margin SaaS products and adjacent tools to better entrench and monetize users of your marketplace / platform is a tried-and-true playbook with fantastic potential for shareholders. Analysts and investors in Rightmove, AutoTrader, Adevinta, OpenTable, CarSales, HotPepper Beauty, Zillow, Indeed, and many other online franchises around the world have witnessed how this strategy can substantially boost margin and EBITDA growth while also raising a company’s trading multiple to reflect the greater dominance, TAM, and growth rate. While the above framework may not be how most sell-side or buy-side analysts view RBA just yet, the Company is clearly on this highly attractive flight path, and shareholders will be rewarded handsomely as the Company’s ‘attach rate’ of such services increases virtually each quarter for the foreseeable future. It follows that the opportunity cost from any distraction is particularly high at this phase of RBA’s development, as is the cost of dilution.

Said differently, on a standalone basis, rather than venturing down an unknowable path and/or needing to out-execute IAA’s dominant competitor or navigate swings in industry pricing which fall entirely outside of its control, RBA can withdraw from this deal and continue to pursue a low-risk set of initiatives to generate high rewards through the growth of high margin, recurring revenue streams. This is evidenced in the Company’s evergreen operating metrics that call for EBITDA growth of 15% – 20%+ per year over a 5 – 7-year period. Growing EBITDA at 20% for a 5-year period is equivalent to the business growing ~150% in value before assuming any change in trading multiple.

3.	The Acquisition Represents an Untimely and Massive Distraction

Management is in the early days of executing the vision the Company has laid out for growing the software and services available in the RBA ecosystem, with a tremendous wealth of potential value yet to be realized.

1)	Ritchie Brothers has only just launched its peer-to-peer marketplace and remains the distant #2 player in this space.

2)	The numerous service offerings have not been integrated and monetized across the different marketplace platforms.

3)	The parts software, SmartEquip, that was acquired in September 2021 continues to operate on a standalone basis and has not been integrated into the rest of the business to enable the purchase of parts and maintenance.

4)	The inventory management system is still on the earlier side of its full development, and although it has enjoyed healthy traction, it is yet to be materially monetized.

5)	Leveraging data across these offerings and platforms to create a vehicle identification number, represents an incredible opportunity but is still at the conceptual phase.

It is precisely these types of initiatives that will allow RBA to capture their US$300bn TAM, of which RBA has captured only ~2%. Instead, management is choosing to divert attention to integrate an acquisition and attempt to turnaround IAA’s unrelated business. This adds material risk, without offering sufficient upside. This is especially true given the extreme levels of dilution from issuing shares to IAA investors and the addition of the Starboard Value LP (“Starboard”) senior preferred shares. Management is far from earning their moniker for the IAA Merger,

“Trust Us”.

4.	IAA is an Inferior Asset

Unlike RBA, who is “the biggest by a factor of 10”4, IAA is far from a dominant player. Instead, IAA is a clear #2 player that has consistently lost market share. Further it is structurally disadvantaged to the #1 player, Copart, which has 3X the number of unique buyers and >70% more real estate to manage supply. This is a result of materially different capital allocation policies, under which Copart has continued to reinvest billions of dollars back into its business, while IAA was run as a source of cash for other businesses and for its holders. This under-investment has left the business in a structurally disadvantaged position today that will require material capital investments to become competitive again. All the while, Copart’s financial performance has materially outpaced that of IAA, giving it a materially larger base of EBITDA from which to reinvest in its business and challenge RBA if this disastrous deal is approved.

Another leading shareholder that has also publicly opposed the deal, Janus Henderson Investors, made this point clearly when it said, “It is not the responsibility of Richie Brothers shareholders to rescue IAA from a competitively disadvantaged position against Copart. If the merger goes through, there will likely be wealth transfer from Ritchie Brothers shareholders to IAA shareholders as cash flow from Ritchie Brothers is utilized to effectively recapitalize IAA by spending money on real estate and other physical assets.”5

5.	No Natural Strategic Benefits

As was immediately realized by most sell-side analysts covering the name, and most RBA shareholders at the time of announcement, there is a lack of strategic rationale to this deal.

“Our initial take is that the deal is a head-scratcher in its timing, strategic rationale, and valuation, which clearly is catching the Street and us by surprise. A deal of this significance to move into an adjacent market is far from clear to us and follows the last large deal for Iron Planet several years ago, which was not an easy integration. With all this taken into consideration, it is surprising as to why the company would execute a large deal in an adjacent space.”

- William Blair, November 7, 2022

4 Ann Fandoozi’s interview on CNBC’s Mad Money hosted by Jim Cramer on December 15, 2022.

5 Janus Henderson Letter to the Board, filed on January 30, 2023.

“The acquisition of IAA alters RBA’s end market exposure, raises leverage, and adds a level of uncertainty to a story that was rather straightforward. Passenger vehicles is not associated with RBA’s core competency… we wonder how much of an overlap around buyers and sellers exists that leverage Ritchie and IAA… there are concerns RBA is ‘biting off more than it can chew’… Downgrade to Neutral.”

- Bank of America, November 8, 2022

For network effect driven businesses like RBA and IAA, value is created by driving liquidity in the network with more sellers and more buyers. M&A often makes sense to increase one or both sides of the network, as we have seen in many other instances of marketplace M&A in the past.

In this case however, there is virtually no buyer or seller overlap, and as such the management team has rationalized the deal through scale (i.e., empire building) and diversification (i.e., unwanted and unnecessary dilution of business quality). Neither of these factors drives value for shareholders, and hence the immediate disgust shareholders had with the deal, as reflected in the stock price reaction and subsequent underperformance.

6.	Recent Financing and Deal Amendments To Favor an Opportunistic, Non-Shareholder, Ally of Management Display Horrendous Governance and a Blind Eye to Shareholder Concerns

After the announcement of the transaction, RBA received considerable shareholder pushback. This negative feedback came in multiple forms and from a great many shareholders. While we delivered a public letter after speaking to the management and Board, other shareholders also spoke directly to the Board as described in RBA’s proxy circular, “Erik Olsson, Chairman of the RBA board, together with Darren Watt, General Counsel & Corporate Secretary of RBA, also had conversations with a number of RBA shareholders following announcement of the transaction.”

Instead of listening to their long-term shareholders who weren’t conflicted by also owning IAA shares or having a senior position in the capital structure, management and the Board simply compounded their mistake and focused on “potential alternative transaction structures in light of the shareholder feedback.”6

As a result, RBA has now issued an excessively high yielding, senior security with an incredible 9-year non-callable runway which captures coupons, common shareholder dividends, and any accretion in RBA’s common stock. It chose to do this, it appears, with no formal or serious effort to market test or shop the deal. Considering the host of financial advisors and representatives surrounding RBA and wealth of due diligence materials already available, the only credible explanation for not attempting to attain better terms for RBA shareholders by shopping such an attractively priced US$485mm convertible senior preferred security (either to existing RBA investors or other outsiders) is the accompanying agreement for its owner to pound the table in its support for the IAA Merger. No matter what happens to the value of RBA, Starboard’s new investment will materially outperform the shares held by existing common shareholders.

6 RBA S-4A filed February 1, 2023.

We fail to understand why RBA’s management and Board were concerned with appeasing IAA shareholders, when their express role is to act as fiduciaries for RBA and its shareholders, who are clearly adverse to IAA shareholders in any negotiation. Despite management’s claim that the new structure was meant to benefit RBA shareholders, the reality is that any savings from the new structure were more than passed on to Starboard in their above-market priced security to procure their endorsement for the deal – with the hope that Starboard’s egregious conflicts of interest vis-à-vis the Company’s common stockholder’s go unnoticed.

In closing, we look forward to releasing additional information including detailed support for each of the above arguments. There is SO MUCH MORE TO SAY and SO MANY MORE REASONS WHY THIS DEAL MUST BE VOTED DOWN. Please look for updates on at www.sec.gov and www.sedar.com or contact Okapi or Shorecrest as noted below.

Luxor is not short IAA, nor do we have any agreements, contracts, or other means of expressing that position.

In the interim, please don’t hesitate to contact us with any comments or questions at RBA@luxorcap.com.

Sincerely,

Luxor Capital Group, LP

If you require assistance in voting your GREEN proxy or would like to receive updates, please call Okapi Partners toll-free at + 1 (877) 629-6356 or Shorecrest Group at + 1 (888) 637-5789.

After reading the information provided, if you agree that this acquisition is not in the best interest of RBA or its shareholders, we urge you to take the time to vote AGAINST using your GREEN proxy card. If you have already voted using the Company’s white proxy card, you have every right to change your vote by using the enclosed GREEN proxy card, Only the latest-dated validly executed proxy that you submit will be counted. Please follow the instructions on the GREEN proxy card to vote using one of the available methods provided. To ensure your vote is counted, we recommend that you vote on the internet where possible, so your vote is received before March 9, 2023 at 5:00 p.m. (Pacific Time).

YOUR VOTE IS IMPORTANT IN DETERMINING THE FUTURE OF RITCHIE BROS.

Luxor Capital Group, LP has filed a definitive proxy statement and accompanying GREEN proxy card with the Securities and Exchange Commission (“SEC”), together with the other Participants named in the proxy statement, to be used to solicit proxies in connection with a special meeting of the shareholders of Ritchie Bros. Auctioneers Incorporated, a company organized under the federal laws of Canada (the “Company”). All shareholders of the Company are advised to read the definitive proxy statement and other documents related to the solicitation of proxies by the Participants, as they contain important information, including additional information related to the Participants. The definitive proxy statement and an accompanying GREEN proxy card will be furnished to some or all of the Company’s shareholders and will be, along with other relevant documents, available at no charge from the Participants’ proxy solicitors, Okapi Partners LLC by phone at (877) 629-6356 (Toll Free) or by email to info@okapipartners.com, or to Shorecrest Group by phone at (888) 637-5789 (Toll Free) or by email at contact@shorecrestgroup.com. Information about the Participants and a description of their direct or indirect interests by security holdings is contained in the definitive proxy statement filed by the Participants with the SEC on February 10, 2023. This document is available free of charge on the SEC website.

Information in Support of Public Broadcast Solicitation

Luxor is relying on the exemption under section 9.2(4) of National Instrument 51-102 - Continuous Disclosure Obligations (“NI 51-102”) to make this public broadcast solicitation. The following information is provided in accordance with corporate and securities laws applicable to public broadcast solicitations and contains the information required by section 9.2(4)(c) of NI 51-102.

This solicitation is being made by Luxor, as well as LCG Holdings, LLC, Lugard Road Capital GP, LLC, Luxor Capital Partners Offshore Master Fund, LP, Luxor Capital Partners Long Offshore Master Fund, LP, Luxor Capital Partners, LP, Lugard Road Capital Master Fund, LP, Luxor Management, LLC, and Christian Leone, and Jonathan Green (collectively, the “Participants”), and not by or on behalf of the management of the Company. The address of RBA is 9500 Glenlyon Parkway Burnaby, British Columbia V5J 0C6.

Luxor may solicit proxies in reliance upon the “quiet solicitation” and public broadcast exemptions to the solicitation requirements under applicable Canadian laws, with the latter conveyed by way of public broadcast, including press release, speech or publication, and otherwise by any other manner permitted under applicable Canadian laws. Upon mailing of Luxor’s proxy statement to Company shareholders, proxies may be solicited by mail, facsimile, telephone, telegraph, Internet, in person and by advertisements.

Luxor has engaged Okapi Partners and Shorecrest Group for solicitation and advisory services in connection with this solicitation, for which Okapi Partners and Shorecrest Group will receive a fee not to exceed $180,000 in the aggregate, together with reimbursement for each of their reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses, including certain liabilities under the federal securities laws. Okapi Partners and Shorecrest Group will solicit proxies from individuals, brokers, banks, bank nominees and other institutional holders. Luxor has requested banks, brokerage houses and other custodians, nominees and fiduciaries to forward all solicitation materials to the beneficial owners of the RBA common shares they hold of record. Luxor will reimburse these record holders for their reasonable out-of-pocket expenses in so doing.

The entire expense of soliciting proxies is being borne by Luxor. If successful, Luxor may seek reimbursement from the Company of all expenses it incurs in connection with this solicitation. Luxor does not intend to submit the question of such reimbursement to a vote of security holders of the Company.

Shareholders of the Company may revoke their proxies at any time before their shares are voted at the Special Meeting by (i) sending a written notice of revocation, (ii) properly submitting a new, later-dated proxy card (in which case only the later-dated proxy is counted and the earlier proxy is revoked), (iii) submitting a proxy via the internet, telephone or mail at a later date using the instructions on the enclosed GREEN proxy card (in which case only the later-dated proxy is counted and the earlier proxy is revoked), or (iv) attending the Special Meeting and voting virtually (although attendance at the Special Meeting will not in and of itself constitute a vote or revocation of a prior proxy). Beneficial owners of RBA common shares may change their voting instructions only by submitting new voting instructions to the brokers, banks or other nominees that hold their RBA common shares of record.

The delivery of a subsequently dated proxy, as set out above, which is properly completed will constitute a revocation of any earlier delivered proxy. The revocation may be delivered either to Luxor in care of Okapi Partners or Shorecrest Group at the addresses set forth on the back cover of Luxor’s proxy statement or to the Company at Ritchie Bros. Auctioneers Incorporated, 9500 Glenlyon Parkway, Burnaby, BC V5J 0C6 or any other address provided by the Company. Although a revocation is effective if delivered to the Company, Luxor requests that either the original or photostatic copies of all revocations be mailed to Luxor in care of Okapi Partners or Shorecrest Group at the addresses set forth on the back cover of Luxor’s proxy statement so that Luxor will be aware of all revocations and can more accurately determine if and when proxies have been received from the requisite RBA shareholders on the record date for the Special Meeting.

To the knowledge of Luxor, except as disclosed in the proxy statement, none of Luxor or the other Participants or any of their respective associates or affiliates has any material interest, direct or indirect, in any matter proposed to be acted on at the Special Meeting.